Exhibit 10.8.1

DATED January 10, 2007

(1)	BRAISEWORTH INVESTMENTS LIMITED and BILLINGFORD INVESTMENTS LIMITED

(2)	CARLTON COMMUNICATIONS LIMITED

UNDERLEASE

6th Floor (rear)

EVERSHEDS LLP

Senator House

85 Queen Victoria Street

London EC4V 4JL

Tel +44(0)20 7919 4500

Fax +44(0)20 7919 4919

CONTENTS

Clause			Page No.

1	DEFINITIONS AND INTERPRETATION		3
2	DEMISE AND REDDENDUM		10
3	TENANT’S COVENANTS		10
4	LANDLORD’S COVENANTS		10
5	PROVISOS		11
Schedules
1	Rights granted		12
2	Rights excepted and reserved in favour of the Landlord its personnel and all other persons authorised by it or who now have or may hereafter be granted by the Landlord similar rights		17
3	Tenant’s Covenants		20
	1	Pay Rents and Interest	20
	2	Pay outgoings and for utility services	20
	3	Repair	21
	4	Decoration and cleansing	21
	5	Permit entry	22
	6	Comply with notices to repair	22
	7	Defects	22
	8	Yielding Up	23
	9	Disposal of refuse and tidiness	24
	10	Deleterious	24
	11	Overloading	24
	12	Fire precautions	25
	13	Prohibited user and nuisance	25
	14	Permitted user	25
	15	Alterations	25
	16	Signs and advertisements	27
	17	Encroachments	27
	18	Alienation	27
	19	Register devolutions	31
	20	Information about the Premises	31
	21	Landlord’s costs	32
	22	Statutory requirements	33
	23	Planning	34
	24	Notices	36
	25	Indemnity	36

	26	Re-letting	36
	27	Value Added Tax	37
	28	Incumbrances	37
	29	Replacement of Guarantor	37
4	Landlord’s Covenants		38
	1	Quiet Environment	38
	2	Superior Consents	38
	3	Services	38
	4	Value Added Tax Invoices	38
5	Provisos		40
	1	Re-entry	40
	2	No implied easements	41
	3	Exclusion of warranty as to use	41
	4	Acceptance of Rent	41
	5	Cesser of Rent	42
	6	[Determination following Destruction	42
	7	No Restrictions on Adjoining Property	43
	8	Limitation of Landlord’s Liability	43
	9	Exclusion of Compensation	43
	10	Removal of Tenant’s Goods	44
	11	Commencement	44
	12	Superior Landlord	44
	13	Notices	44
	14	Tenant’s Option to Determine	45
	15	Landlord and Tenant (Covenants) Act 1995	45
	16	Land Registry Applications	45
6	Review of Rent		47
	1	Dates of review	41
	2	Rental Value	47
	3	Determination by Surveyor	49
	4	Interim Payments	50
	5	Statutory restrictions	50
	6	Memoranda of reviewed rent	51
	7	Time not of the essence	51
7	Insurance		52
	1	Landlord to insure	52
	2	Insurance Rent	52
	3	Destruction of the Premises	53

	4	Insurance Moneys Refused	53
	5	Benefit of other Insurances	54
	6	Insurance becoming Void	54
	7	Notice by Tenant	54
8	Service Charge Provisions		57
9	The documents (if any) containing incumbrances and other matters to which the Premises are subject		63
10	Covenants by the Guarantor		64

LEASE PARTICULARS

Date	10 January 2007

The Landlord	BILLINGFORD INVESTMENTS LIMITED (registered number 03756758) whose registered office is at the 11th Floor, 33 Cavendish Square, London W1G 0PS and BRAISEWORTH INVESTMENTS LIMITED (registered number 03790686) whose registered office is also at the 11th Floor, 33 Cavendish Square, London W1G 0PS.

The Tenant	CARLTON COMMUNICATIONS LIMITED (company number 00348312) whose registered office is at The London Television Centre, Upper Ground, London SE1 9LT.

The Premises	The 6th floor (rear) of the Building excluding all structural parts of the Building as hereinafter defined all which Premises are shown edged red for identification purposes only on Plan A and are more particularly defined in Clause 1.2.10

The Break Date	24 June 2016

The Term	A term of years commencing on the Term Commencement Date and ending on 24 December 2023

The Term Commencement Date	17 March 2006

Initial Principal Rent	£460,550 per annum (being £445,550 (four hundred and forty five thousand and five hundred and fifty pounds) in respect of the Premises and £15,000 (fifteen thousand pounds) in respect of the car parking rights).

Interest Rate	Four per cent per annum above the base lending rate of HSBC plc (or some other clearing bank in the United Kingdom nominated from time to time by the Landlord if HSBC plc base rate shall fail to exist)

Permitted User	As high class offices within the meaning of definition A of Class B(l) of the Schedule to the Town & Country Planning (Use Classes Order) 1987

Rent Commencement Date	17 September 2007

Review Dates	The 24th June 2011, 24th June 2016 and 24th June 2021

Date of Early Occupation	17 March 2006 (being the date (if any) on which the Tenant took early occupation of the Premises pursuant to an agreement for lease antecedent hereto)

THIS LEASE is made on the date stated in the particulars between the parties specified in the particulars and is a new tenancy under the Landlord and Tenant (Covenants) Act 1995.

1.	DEFINITIONS AND INTERPRETATION

In these Presents:-

1.1	The terms defined in this Clause and in the Particulars shall for all the purposes hereof have the meanings specified unless the context otherwise requires:

“Acts of Terrorism”	the act of any person or groups of persons, whether acting alone or on behalf of or in connection with any organisation or government, committed for political, religious, ideological or similar purposes including the intention to influence any government or put the public or any section of the public in fear;

“the Building”	the building known as 200 Gray’s Inn Road and 214 Gray’s Inn Road, London WC1 of which the Premises form part all which Building is located on the land registered freehold at H.M. Land Registry under Title Number NGL 265533, NGL 393006, NGL 762619 and NGL 762616 as at the date hereof;

“the Car Park”	the car park or parks which serve the Building from the time to time;

“the Car Park Plan”	the plan labelled “Car Park Plan” depicting the “Lower Car Park” at the Building which is annexed hereto;

“the Common Parts”	those parts of the Building intended for general use by the tenants and occupiers thereof including the entrance hall, atrium, balconies, staircases, main lifts,

goods yard, goods lifts, storage areas, accessways, roads ramps, terraces, conduits, landscaped areas, loading bays, refuse areas and skips and also the WC blocks, plant rooms and lobby areas located on the sixth floor and the Common Parts shall also include the plant rooms located in the basement of the Building or located under Coley Street adjacent to the Building but the Common Parts shall not include the canteen, licensed bar area or the gymnasium (which facilities are not provided to all the Building’s occupiers) or the storage areas intended to be used by the occupiers in the Building under any lease or occupation arrangement;

“the Conduits”	all sewers drains mains pipes cisterns tanks meters galleys culverts gutters ducts flues watercourses air conditioning and heating and cooling media channels subways wires cables sprinkler systems alarm and security systems and other conducting media of whatever nature;

“Contracted-Out Tenancy”	a tenancy:
(a) that contains an agreement between the landlord and the tenant excluding the operation of sections 24 to 28 of the 1954 Act in relation to it; and

(b) in respect of which the landlord and the tenant have taken all steps required under Part II of the 1954 Act and the 2003 Order before the grant of the tenancy or, if earlier, the exchange of any contract to grant the tenancy, to ensure that the agreement referred to in paragraph (a) is not void;

“the Guarantor”	any person who from time to time guarantees the obligations of the Tenant under this Lease;

“the Insurance Rent”	the rent payable by the Tenant in the manner set out in paragraph 2 of Schedule 7;

“the Insured Risks”	risks in respect of loss or damage by fire lightning earthquake heave subsidence explosion aircraft (other than hostile aircraft) and other aerial devices or articles dropped therefrom riot and civil commotion and storm or tempest bursting or overflowing of water tanks apparatus or pipes flood impact by road vehicles or other objects property owners’ and third party risks in relation thereto and such other insurable risks or insurance as may from time to time be reasonably required by the Landlord and be notified to the Tenant subject to the same being available at normal commercial rates and “Insured Risk” shall be construed accordingly;

“the Insurers”	such reputable insurance company or underwriters as the Landlord may from time to time nominate and notify to the Tenant;

“Intermediate Date of Review”	shall have the meaning given to that term in paragraph 6 of Schedule 5;

“Landlord’s Title”	the Landlord’s leasehold title to 200 Gray’s Inn Road, London registered at the land Registry under title number NGL 762619;

“the Loss of Rent”	the Loss of the Rent (including any part of the Service Rent and Insurance Rent that may still be payable after damage is caused by an Insured Risk) for such period (being not less than three years) as may be reasonably required by the Landlord from time to time having regard to the likely period required for reinstatement (in the event of both partial and total destruction of the Premises) in an amount which would take into account the Landlord’s reasonable estimate of the potential increases of Rent in accordance with the rent review provisions hereinafter contained;

“the New Printing House Square Lease”	the Lease dated 24th June 1975 and made between (1) Electricity Supply Nominees Limited (2) Times Newspapers Limited and (3) The Thomson Organisation Limited and registered at H.M. Land Registry with Leasehold Title under Title Number NGL265533;

“Plan A”	the plan labelled “Plan A” annexed hereto

“the Planning Acts”	the Town and Country Planning Act 1990 and all other Acts re-enacting or amending the same and all subordinate legislation made under the said Act

“Principal Rent”	the Initial Principal Rent hereby firstly reserved subject to review in accordance with Schedule 6

“Reinstatement Election Notice”	a written notice served by the Landlord on the Tenant following the damage or destruction of the Premises by an Act of Terrorism in which the Landlord elects:

(a) to reinstate or rebuild the Premises following its damage or destruction by an Act of Terrorism; or

(b) to end the Lease on a date, to be specified in the Reinstatement Election Notice, not less than six and not more than twelve months after the date of the Reinstatement Election Notice

“Reinstatement Election Period”	the period of two years from and including the date of the damage or destruction of the Premises by an Act of Terrorism

“Rent” and “Rents”	as appropriate all the rents hereby reserved and made payable by the Tenant in accordance with Clause 2

“Service Rent”	shall have the meaning given to that term in Schedule 8

“Specification”	the specification annexed

“1954 Act”	the Landlord and Tenant Act 1954

“2003 Order”	The Regulatory Reform (Business Tenancies) (England and Wales) Order 2003

1.2	Unless the context otherwise requires:

1.2.1	where there are two or more persons included at any time in the expressions “the Tenant” or “the Landlord” covenants contained in these Presents which are expressed to be made by the Tenant or the Landlord (as appropriate) shall be deemed to be made by such persons jointly and severally

1.2.2	any reference to an Act of Parliament or statute shall include any modification extension or re-enactment thereof for the time being in force and shall also include all instruments orders plans regulations permissions and directions for the time being made issued or given thereunder or deriving validity therefrom

1.2.3	every obligation on the part of the Tenant in these Presents not to do or to refrain from doing specified acts or things shall include an obligation not to permit or suffer the same to be done

1.2.4	where any act or thing to be done by the Tenant is permitted or in any case where the consent or approval of the Landlord is required under the provisions of these Presents the permission or the giving of such consent (as the case may be) shall be conditional upon the consent of any superior landlord or chargee also being obtained so far as may be required by the provisions of any superior lease or charge save that it shall be assumed that the superior landlord’s consent shall not be unreasonably withheld where the Landlord’s consent may not be unreasonably withheld under the terms of this Lease

1.2.5	the Landlord shall include the person for the time being entitled to the reversion immediately expectant on the determination of the Term

1.2.6	the Tenant shall include its successors in title and permitted assigns and in the case of an individual shall include his personal representatives

1.2.7	the expression “the Guarantor” shall mean any Guarantor or any additional Guarantor of the obligations under these Presents provided pursuant to paragraphs 18 or 29 of Schedule 3 and shall in the case of an individual include his personal representatives

1.2.8	the Term shall include any continuation thereof (whether under an Act of Parliament or by the Tenant holding over or for any other reason) and for all the purposes of these Presents the Term shall be calculated from the date specified in the Particulars

1.2.9	these Presents shall include this Lease (including the Schedules) and any document which is supplemental hereto or which is expressed to be collateral herewith or which is entered into pursuant to or in accordance with the terms hereof

1.2.10	the Premises shall include each and every part thereof including and extending to the surfaces of the concrete of the floor and ceilings and the false ceilings and floors attached to those concrete surfaces and any spaces or trunking channels or ducts between the false ceilings or floors and the concrete surfaces of the floors and ceilings and the inside plaster surfaces of the walls enclosing the Premises and the plaster or concrete surfaces of any walls piers or pillars within the Premises and the window frames door frames and doors of the Premises and also the internal surface of the inner glass panes of the external curtain wall and the internal surface of the glass wall separating the Premises from other parts of the Building but shall exclude all other parts of the external glass curtain wall system and the glass wall separating the Premises from other parts of the Building and excluding the gap between the external and internal panes of the glass curtain wall and any plant and equipment therein but shall not include the structural parts of the Building together with the appurtenances thereto belonging and together also with all additions alterations and improvements thereto which may be carried out during the Term but excluding the Tenant’s trade fixtures fittings and equipment.

1.2.11	the singular shall include the plural and one gender shall include another

1.3	References to a Schedule or Clause are references respectively to a Schedule to or a Clause of this Lease and references in a Schedule to paragraphs are references to paragraphs of that Schedule

1.4	The headings to clauses and other parts of these Presents shall not affect the construction of these Presents

2.	DEMISE AND REDDENDUM

In consideration of the covenants and conditions by the tenant hereinafter contained the Landlord hereby demises unto the Tenant with full title guarantee all that the Premises together with the easements and other rights contained or referred to in Schedule 1 except and reserving as mentioned in Schedule 2 to hold the same unto the Tenant for the term subject to the Superior Lease and to the provisions contained in the documents (if any) specified in Schedule 9 and to all easements rights and privileges (if any) enjoyed by any adjoining or neighbouring premises whether within or outside the building;

2.1	Firstly, from and including the Rent Commencement Date, the Principal Rent to be paid in advance on demand by equal quarterly payments on the usual quarter days provided that the first of such payments shall be the Principal Rent in respect of the period from the Rent Commencement Date to the next succeeding usual quarter day which shall be apportioned on a daily basis to be made on the Rent Commencement Date

2.2	Secondly the Insurance Rent on written demand and in accordance with Schedule 7

2.3	Thirdly the Service Rent in accordance with the Schedule 8 such sums to be paid in accordance with the Schedule 8

2.4	Fourthly on written demand all other moneys due to be paid by the Tenant to the Landlord by virtue of this Lease

3.	TENANT’S COVENANTS

The Tenant HEREBY COVENANTS with the Landlord to observe and perform the provisions of Schedule 3 and the obligations on the part of the Tenant contained in Schedule 7 or otherwise arising by virtue of these Presents

4.	LANDLORD’S COVENANTS

The Landlord HEREBY COVENANTS with the Tenant to observe and perform the provisions of Schedule 4 and the obligations on the part of the Landlord contained in Schedule 7 or otherwise arising by virtue of these presents

5.	PROVISOS

Provided Always and it is agreed and declared as set out in Schedule 5

EXECUTED as a Deed and delivered on the date set out at the head of this Lease

SCHEDULE 1

Rights granted

The right for the Tenant and all those authorised by it in common with the Landlord its lessees and the tenants of other parts of the Building and all others authorised by the Landlord

1.	Of free passage and use (subject to temporary interruption for repair alterations or replacement provided that such disruption shall be kept as minimal as possible) of all such Conduits as serve the Premises and the passage of all services to and from the Premises through the said Conduits

2.	Of support shelter and protection for the Premises from the Building

3.	To use the escape routes provided within the Common Parts as a means of escape from the Building in the event of emergency

4.	To use the entrance and exit road leading from Gough Street to the rear entrance of the Building for delivery of goods to the Premises and for loading and unloading such goods

5.	The right of entry on giving 48 hours’ prior written notice (except in an emergency) to enter with or without workmen onto all parts of the Building where required to carry out repairs or maintenance of the Premises or to otherwise comply with the Tenant’s covenants herein subject to the Tenant carrying out the work diligently and in such manner as to cause as little inconvenience as is practicable to the business of the Landlord and the other occupiers of the Building and remedying any physical damage caused to the Building and any goods equipment furniture and fittings therein

6.	To use at all times such of the Common Parts on foot only as are necessary for the purposes of gaining access to and egress from the Premises and the parking areas located within the property demised by the New Printing House Square Lease from and to Gray’s Inn Road.

Without limitation to the generality of the foregoing this right includes rights of way on foot only:

(a)	through the main entrance hall

(b)	up and down such of the staircases as the Landlord designates acting reasonably and with proper regard to emergency access in the case of emergency only and a right to use such of the lifts within the Building as the Landlord designates from time to time acting reasonably

7.	To use the refuse disposal facility provided by the Landlord within the Building from time to time the method of collection and storage to be determined by the Landlord

8.	To have the name of the Tenant shown in such manner as the Landlord shall prescribe on a name board in main entrance foyer of the Building and to display signage stating the Tenant’s name in the lift lobby adjacent to the Premises and, whilst Carlton Communications Limited continues to occupy the majority of the lettable floor area in the Building, to display if it is reasonably practicable to do so a sign saying Carlton Communications Limited, in the ground floor atrium beyond the security barriers.

9.	To use the goods lift

10.	To use the toilet facilities within the Common Parts

11.

Subject to first entering into a licence on terms acceptable to the Landlord acting reasonably, a right at any time after the date hereof during the Term upon giving not less than 48 hours’ prior written notice to enter upon all such parts of the Building not comprising the Premises as are necessary to obtain access to the roof of the Building both with and without workmen and the right to enter on to the roof of the Building and to install and maintain thereon in such location on the roof as shall have been previously approved by the Landlord (such approval not to be unreasonably withheld or delayed) one antenna suitable for terrestrial broadcast and one satellite reception dish being not more than ninety centimetres in diameter for the reception of Astra satellite channels (subject to the Tenant obtaining all necessary statutory approvals for the installation and operation thereof) and to carry out on the roof of the Building all such works as may be reasonably required for the installation of the terrestrial broadcast antenna and satellite reception dish and all such other works within the Building as may be reasonably required to connect cables or other conducting media to the terrestrial broadcast antenna and satellite reception dish on the roof from the Premises and the right after the installation of the terrestrial broadcast antenna and satellite reception dish and the cables leading thereto from the Premises to the passage of signals from the terrestrial broadcast antenna and satellite reception dish to the Tenant’s equipment within the Premises through the cables connected thereto together with such rights of entry upon giving not less than 48 hours prior written notice except in emergency when no notice shall be required on to the roof of the Building and other parts of the Building as are reasonably required for the cleaning, servicing, maintenance, renewal, repair and replacement of the terrestrial broadcast antenna and satellite reception dish as aforesaid and the cables or the conducting media connected thereto from the Premises subject to the Tenant carrying out the said works of installation of the terrestrial broadcast antenna and satellite reception dish and the cables or the conducting media leading thereto from the Premises and exercising the further rights of entry hereby granted in a good and workmanlike manner using suitable materials in such a way as to cause as little inconvenience as is practicable to the business of the Landlord and the other occupiers of the Building and to the Tenant remedying as soon as reasonably practicable any physical damage caused to the Building and the goods equipment furniture and fittings therein by the carrying out of the said work of installation or during the carrying out of any works in respect of cleaning, servicing, maintenance, repair, replacement or renewal of the terrestrial broadcast antenna or satellite reception dish or the cables or conducting media connecting thereof PROVIDED THAT the Landlord shall not be deemed to be acting reasonably in response to a request for approval if it shall require the terrestrial broadcast antenna and the satellite reception dish to be installed on such part of the roof to which the relevant statutory authority shall indicate it will not give consent or approval required for the installation thereof. This right is subject to a maximum of three being installed under this underlease, the underleases of the 2nd floor (rear), 3rd floor (rear), 3rd floor (front), 4th floor (rear), 4th floor (front), 5th floor (rear) and 7th floor made between Braiseworth Investments Limited and Billingford Investments Limited (1) and Carlton Communications Limited (2) on or around the date of this Lease.

12.	The right to park cars and other vehicles in the 5 car parking spaces as are numbered 41 to 45 (inclusive) and are edged in red on the Car Park Plan at the Building or such alternative 5 car parking spaces at the Building as the Landlord shall from time to time designate for the Tenant’s use in writing

13.	The exclusive right to use the external balcony at the Building which is situated on the same floor as the Premises subject to the Tenant complying with all health and safety requirements relating to the use of the same. The Tenant shall notify the Landlord immediately in writing of any disrepair to the balcony and the Landlord shall not be liable for the same unless and until it has received such notice. The Tenant shall not use the balcony until the Landlord has repaired the same which the Landlord shall do as soon as reasonably practical following receipt of the notice. The Tenant shall put in place all terms of insurances for the use of the balcony including public liability insurance.

14.	The exclusive use of the internal atrium balcony adjacent to the Premises subject to it keeping the same clean and tidy and furnished in a way in keeping with the decorative style of the interior of the Building

15.	Subject to the provisions of the Landlord’s covenant contained in the Fourth Schedule in respect thereof, the right in the event of a general failure of the mains power supply to the Building to a supply of electricity from the emergency generator in the Building for the duration of the failure of the mains supply and the Tenant shall be supplied from the standby emergency generator a minimum of 10 kilowatts during the duration of the failure of the mains supply

16.	The right to retain throughout the Term within its secure space specifically provided in the Building for that purposes (being either of the areas labelled B217A and B218 on Plan C annexed hereto hereinafter referred to as the “Telecommunications Frame Rooms”) a telecommunications junction box (“Junction Box”) and to connect to it through the parts of the Building intended to contain the same all Conduits to the Premises for the transfer of telecommunications signals from the Junction Box to the Premises together with a right of entry (so far as the Landlord is able to grant the same) into the Telecommunications Frame Rooms and other parts of the Building as may be necessary at all reasonable times for the purposes of repair renewal replacement maintenance and cleaning of the Junction Box or the Conduits connected thereto

17.	Subject to first entering into a licence on terms acceptable to the Landlord acting reasonably and subject to suitable space being available for the same, a right at any time after the date hereof during the Term upon not giving less than 48 hours prior notice to enter upon all such parts of the Building not comprising the Premises as are necessary to obtain access to the roof of the Building both with and without workmen to install and maintain such air conditioning units on the roof of the Building in such location as shall have been previously approved by the Landlord (such approval not to be unreasonably withheld or delayed) and to carry out on the roof all such works as may be reasonably required for the installation of such units and all such other works within the Building as may be reasonably required to connect cables or other conducting media to the units together with such rights of entry upon giving not less than 48 hours notice except in the case of emergency to the roof and to other parts of the Building as are reasonably required for the cleaning, servicing, maintenance, renewal, repair and replacement of the units or cables or conducting media and exercising such rights in a good and workmanlike manner in such a way as to cause as little inconvenience as is practicable to the business of the Landlord and other occupiers of the Building and to the Tenant remedying as soon as reasonably practicable any physical damage caused to the Building and equipment and furniture and fittings therein by the carrying out of the said works.

SCHEDULE 2

Rights excepted and reserved in favour of the Landlord its personnel and all other persons authorised by it or who now have or may hereafter be granted by the Landlord similar rights

1.	The rights excepted and reserved unto the superior landlord and all others entitled thereto by virtue of the New Printing House Square Lease

2.	The full free and uninterrupted passage and running of all services to and from any adjoining or neighbouring property and the buildings now or hereafter to be erected thereon and for the benefit of the respective owners lessees or occupiers for the time being thereof through the Conduits which now are or may hereafter be in upon over or under the Demised Premises

3.	The full and free right and liberty to enter after giving not less than forty eight hours’ prior notice (except in emergency when no notice shall be required) upon the Premises at all times for the purpose of connecting laying inspecting repairing cleansing maintaining amending altering replacing relaying or renewing the Conduits referred to in paragraph 2 and to erect construct or lay in under over or across the Premises any Conduits or other works for the supply of the Services to any adjoining or neighbouring property subject to the person or persons exercising such right carrying out the works with all due diligence and in such manner as to cause as little inconvenience as is practicable to the Tenant’s business and making good all physical damage to the Premises and the goods equipment and furniture and fittings of the Tenant thereby occasioned but without being liable for compensation for disturbance

4.

The full right and liberty to rebuild or execute alterations repairs and other works upon or to any adjoining or neighbouring property in such manner as the Landlord or the person or persons exercising such right may think fit notwithstanding any interferences with or damage caused thereby to the Premises or to the access or enjoyment of light or air to or in respect of the Premises or that such rebuilding or alterations repairs and other works shall interfere with the use or occupation of the Premises the person or persons exercising such right making good all physical damage to the Premises and the goods equipment and furniture and fittings of the Tenant thereby occasioned without delay but without any liability to pay any compensation provided that the Landlord or the person or the persons exercising such rights as referred to in this sub-clause have taken steps as shall be reasonably practicable to carry out the work diligently and to cause as little damage and interference as is reasonably possible to the Premises or the use or occupation thereof or the Tenant’s business carried on thereon

5.	The full and free right and liberty to enter (after not less than forty-eight hours’ prior notice except in an emergency when no notice shall be required) upon the Premises at all times:

(a)	in order to clean decorate repair alter or rebuild any adjoining or neighbouring premises and to build on or into any boundary or party walls of the Premises and to place and lay in under and upon the same such footings for any intended party wall or party structure with the foundations therefor as the Landlord shall think proper and for such purpose to excavate the Premises along the line of the junction between the Premises and the adjoining property and also to erect and use scaffolding upon the outside of the Premises; and

(b)	for any other purpose in connection with the performance of the Landlord’s rights and obligations under this Lease provided that on completion of any of such works the person or persons exercising such right or rights shall make good all physical damage to the Premises and the Tenant’s goods equipment furniture and fittings thereby occasioned but without any liability to pay compensation provided further that the Landlord or persons exercising such rights referred to in this sub clause have taken such steps as shall be reasonably practicable to carry out any work with all due diligence and to cause as little damage and interference to the Premises or the use and occupation thereof or the Tenant’s business carried on therefrom as is reasonably possible

6.	The full and free right of support shelter and protection and all other easements and rights now or hereafter belonging to or enjoyed by any adjoining or neighbouring property

7.	All rights of light and air and all other easements and rights now or hereafter belonging to or enjoyed by any adjoining or neighbouring property over the Premises

8.	The right in the case of fire or other emergency to enter upon the Premises with or without all necessary workmen equipment and materials to execute and take all necessary or desirable measures and precautions

SCHEDULE 3

Tenant’s Covenants

1.	Pay Rents and Interest

1.1	To pay the Rents at the times and in the manner aforesaid without set-off or deduction (except for any deduction required by statute):

1.2	Without prejudice to any other right remedy or power herein contained or otherwise available to the Landlord if any Rents shall have become due but shall remain unpaid for more than 14 days after the date for payment thereof to pay on demand to the Landlord interest thereon at the Interest Rate from the date when the same became due and until payment thereof (as well after as before any judgment)

2.	Pay outgoings and for utility services

2.1	To bear pay and discharge all existing and future rates taxes duties charges assessments impositions and outgoings of whatever kind payable to any authority whatsoever (whether or not of a capital of non-recurring nature) which now are or may at any time hereafter during the Term be charged levied assessed or imposed upon the Premises or upon the owner or occupier in respect thereof (excluding any payable by the Landlord as landlord’s property tax occasioned by any disposition of or dealing with or ownership of the reversion to this Lease or any tax of a similar nature chargeable in respect of the Landlords interest in the Premises) and in the absence of any direct assessment to pay on demand to the Landlord a fair proportion thereof

2.2	To pay and discharge or repay to the Landlord a fair and reasonable proportion attributable to the Premises of the cost of the repair upkeep cleansing or replacement of any non-structural demountable walls the use of which is common to the Premises and any adjoining premises in the Building

2.3	To pay for all gas water electricity and any other utility service consumed at the Premises (including meter rents) and all charges in respect of any telephone installed therein (including costs of calls)

3.	Repair

3.1	To keep in good and tenantable repair and condition and as necessary when the same shall be beyond repair in whole or in part replace and renew the Premises and each and every part thereof with all necessary reparations replacements and renewals AND as often as may be necessary when the same shall be beyond repair to renew any fixtures and fittings in the Premises or substitute new ones of equivalent quality and value to the reasonable satisfaction of the Landlord (damage by any Insured Risk excepted unless the insurance moneys shall be wholly or partly irrecoverable by reason of the act or default of the Tenant its undertenants or servants or agents)

3.2	To keep the Tenant’s trade fixtures fittings and equipment in a reasonable state of repair and condition

4.	Decoration and cleansing

4.1	In the fifth year of the Term and in every succeeding fifth year of the Term and also in the last six months of the Term (whether determined by effluxion of time or otherwise) in a proper and workmanlike manner to prepare and paint decorate or otherwise treat as appropriate all parts of the interior of the Premises which require to be decorated or treated such paintings and decorations to be carried out in accordance with good practice current at the time and with good quality suitable and sufficient materials to be carried out and in the last sixth months of the Term in such colours and with such materials as the Landlord may reasonably require PROVIDED THAT whilst Carlton Communications Limited is the Tenant under this Lease such obligations are to be carried out at 7 yearly intervals

4.2

To keep the Premises clean and tidy and in particular to clean the inside of the innermost surfaces of the internal panes of the glass curtain wall system forming part of the external wall structure and the internal surface of the glass walls between the Premises and the Common Parts at least once in each month and the internal surfaces of the external panes and the external surfaces of the internal panes of the curtain wall system forming part of the external wall structure at least once in every three months and the Landlord hereby grants to the Tenant a right of entry into the gap between the internal and external panes of the glass curtain wall system for the purposes of cleaning the windows every three months in that such areas are not included in the demise of the Premises

5.	Permit entry

To permit the Landlord and its agents and all persons authorised by it at all reasonable times with or without workmen and equipment on giving not less than 48 hours’ prior written notice (except in emergency) to the Tenant to enter into and upon the Premises to view the state of repair and condition thereof and to take a schedule of the landlord’s fixtures and fittings and of any dilapidations and to exercise the rights herein excepted and reserved or for any other reasonable purpose connected with the Landlord’s interest in the Premises or the disposal or charging thereof

6.	Comply with notices to repair

As soon as practicable after notice in writing shall be given to or left on the Premises for the Tenant by the Landlord to commence and as expeditiously as possible complete the repair and making good in a proper and workmanlike manner of all wants of reparation repair or renewal for which the Tenant is liable hereunder and if the Tenant shall fail within three months thereafter so to commence the work required therein and to complete the same within a reasonable time after commencement thereof (having regard to the obligation of the Tenant to proceed expeditiously) it shall be lawful (but not obligatory) for the Landlord (without prejudice to the right of re-entry hereinafter contained) to enter upon the Premises to make good the same at the reasonable cost of the Tenant which cost (including all reasonable solicitors’ and surveyors’ charges and other reasonable expenses which may be properly incurred by the Landlord in connection therewith) shall be repaid by the Tenant to the Landlord on demand

7.	Defects

Forthwith upon becoming aware of the same to give notice to the Landlord of any defects or items requiring repair in the Premises which may give rise to a duty at common law or imposed by statute on the part of the Landlord in favour of the Tenant or any other person

8.	Yielding Up

8.1	Immediately prior to the expiration or sooner determination of the Term (howsoever determined) at the cost of the Tenant quietly to yield up to the Landlord the Premises with vacant possession in good and substantial repair and condition and in accordance with the Specification and, if not stated in the Specification in an open plan layout, together with all landlord’s fixtures, and fittings and all improvements and additions (other than those which have been or should have been previously removed to comply with the terms of this Lease) and prior to the expiry or sooner determination of the Term at the cost of the Tenant:

8.1.1	to replace any landlord’s fixtures and fittings which shall be missing broken damaged or destroyed and which shall not be capable of repair with others of a similar character and of equal value;

8.1.2	to remove every moulding sign writing or painting of the name or business of the Tenant or other occupiers from the Premises and every other notice which the Landlord shall require to be removed and (unless the Landlord shall agree otherwise) to remove all tenant’s fixtures and fittings furniture and effects from the Premises making good to the reasonable satisfaction of the Landlord all damage caused to the Premises by any such removal;

8.1.3	unless otherwise requested by the Landlord to remove and make good all alterations or additions carried out to the Premises at any time during the Term which are inconsistent with the Specification;

8.1.4	to remove all partitioning cabling and floor boxes and make good all damage thereby caused; and

8.1.5	following the removal of the items listed above, rebalance the air conditioning serving the Premises so that it functions correctly to serve an open plan environment relocating such fan coil units, temperature sensing equipment and other plant and controls as may be necessary to ensure the proper operation of the system in an open plan environment PROVIDED THAT the Landlord may elect to carry out these works at the Tenant’s cost such costs to be reasonable and proper

9.	Disposal of refuse and tidiness

Not to deposit on any part of the Premises any rubbish or refuse of any kind other than in proper receptacles and to ensure that such receptacles are regularly emptied and not to burn any rubbish or refuse on the Premises except in proper receptacles as required by the Landlord

10.	Deleterious

10.1	Not without giving reasonable prior written notice thereof to the Landlord and complying with any reasonable directions given by the Landlord and all requirements from time to time of the insurers in relation thereto to keep on the Premises any material or liquid which is or is likely to become of a dangerous corrosive combustible explosive radio-active volatile unstable or offensive nature and not in any event to permit to be kept on the Premises any such material or liquid in such a manner that the storage or use thereof might in any way injure by percolation corrosion or otherwise the Premises or the Conduits serving the same or the keeping or use of which may contravene any statute order regulation or bye-law

10.2	Not to stop up or obstruct in any way or permit oil or grease or other deleterious liquid or matter to enter by any means the Conduits serving the Premises or any adjoining or neighbouring premises and in the event of such obstruction or damage so caused as soon as reasonably practicable on being given notice thereof to remedy the same and make good all damage caused thereby to the reasonable satisfaction of the Landlord

11.	Overloading

Not to do in or bring into the Premises anything which may put thereupon or upon any part thereof any weight strain or stress in excess of that which it is calculated they are or it is to bear with due margin for safety nor to overload the electrical installation or the Conduits serving the Premises

12.	Fire precautions

At all times during the Term at the expense of the Tenant to comply with all requirements from time to time of the appropriate authority in relation to fire precautions affecting the Premises and to keep sufficient fire fighting and extinguishing apparatus in and about the Premises installed in compliance with such requirements and any requirements of any insurer of the Premises and open to inspection and maintained to the reasonable satisfaction of the Landlord and not to obstruct the access to or means of working of the same

13.	Prohibited user and nuisance

13.1	Not to carry on or use the Premises or any part thereof for any noisy noisome offensive or dangerous trade manufacture business or occupation nor for residential purposes nor as sleeping accommodation nor for any illegal or immoral purpose nor to do on the Premises any act or thing whatsoever which may be or tend to become a nuisance damage or disturbance to the Landlord or to the owners or occupiers of any adjoining or neighbouring premises or any of them

13.2	Not to hold on the Premises any sale by auction or gambling betting gaming or wagering

13.3	To pay to the Landlord on demand all reasonable costs charges and expenses which may be properly incurred by the Landlord in abating any nuisance or in executing such works as may be reasonably expedient for abating any nuisance for which the Tenant is liable hereunder whether in compliance with a notice served by any authority or otherwise

14.	Permitted user

Not to use the Premises otherwise than for the Permitted User

15.	Alterations

15.1	Not to erect any new building or structure upon the Premises

15.2	Not to make any alterations improvements or additions other than those referred to in sub-paragraphs 15.3, 15.4, 15.5 and 15.6 of this paragraph 15 and then only in accordance with the terms of such sub-paragraphs

15.3	Not without first obtaining the consent in writing of the Landlord (such consent not to be unreasonably withheld or delayed) to make any internal structural or nonstructural alteration or addition of any kind in or to the Premises or to alter or add to the electrical installations in the Premises

15.4	To supply to the Landlord all necessary plans and specifications as the Landlord shall reasonably require to identify adequately such works and

15.4.1	to carry out such works only in accordance with such plans and specifications in a good and workmanlike manner using suitable materials of an appropriate quality and to the reasonable satisfaction of the Landlord

15.4.2	to obtain and supply to the Landlord copies of all requisite permissions licences and approvals of the planning local and other authorities necessary for the execution of such works and to carry out such works in accordance therewith

15.5	The Tenant shall be permitted to install remove alter or add to any non-structural demountable partitioning without requiring the Landlord’s prior written consent provided it carries out the work in a good and workmanlike manner using suitable materials and supplies plans thereof upon completion of the works

15.6	PROVIDED that the Landlord may as a condition of giving any such consent as may be required under this paragraph 15 require the Tenant to enter into such reasonable covenants with the Landlord as the Landlord may reasonably require in respect of the manner of execution of any such works and the reinstatement of the Premises at the end or sooner determination of the Term

15.7

If the Tenant fails to observe the covenants contained in this paragraph it shall be lawful for the Landlord and its agents or surveyors with or without workmen and others and all persons authorised by the Landlord with all necessary materials and appliances to enter upon the Premises upon giving 48 hours’ prior written notice and remove any alterations or additions and execute such works as may be necessary to restore the Premises to their former state prior to the said alterations or additions being undertaken and the reasonable costs and expenses thereof (including surveyors’ and other professional fees) shall be paid by the Tenant to the Landlord on demand

16.	Signs and advertisements

Not without first obtaining the consent in writing of the Landlord (such consent not to be unreasonably withheld or delayed) to paint place or exhibit or permit or suffer to be painted or exhibited on the exterior of the Premises (or upon the interior surfaces of any window therein) or in the Common Parts any form of advertising or notification material whatsoever

17.	Encroachments

Not to stop up or obstruct any window or light of the Premises nor to permit any owner of any property adjoining or near the Premises to acquire nor to acknowledge in any way the existence of any easement right or privilege or to make any encroachment affecting the Premises and as soon as the Tenant shall become aware thereof or of any act or thing which might result in the acquisition or making of any of the same to give immediate written notice thereof to the Landlord and to adopt or permit the Landlord to adopt such means as may reasonably be necessary or convenient for preventing the acquisition or making of any of the same and at the joint cost of the Landlord and the Tenant to take consent to or bring all actions in the name of the Tenant as the Landlord may reasonably require or (at the option of the Landlord) at the joint cost of the Landlord and the Tenant to join with the Landlord in taking such steps or action as may reasonably be required by the Landlord for preventing any of the same from being acquired or made

18.	Alienation

18.1	Not to part with or share possession or occupation of the whole of the Premises except by way of an assignment or underlease in accordance with the provisions of this paragraph 18

18.2	Not to assign any part or parts of the Premises as distinct from the whole

18.3	Not to assign the Premises except where the following conditions are fulfilled:

18.3.1	prior to any assignment the Tenant shall obtain the Landlord’s written consent thereto which shall not be unreasonably withheld or delayed

18.3.2	prior to any assignment the assignee shall have executed a deed containing a direct covenant with the Landlord in such form as shall be reasonably required having regard to the terms of such covenants prevalent at the time of the proposed assignment to pay the Rents and to perform and observe the covenants on the part of the Tenant and all other conditions and provisions contained in these Presents

18.3.3	the Landlord shall if it is reasonable in all the circumstances at the time of the assignment to do so be entitled to require either:

18.3.3.1	any intended assignee to procure a guarantor or guarantors for such assignee reasonably acceptable to the Landlord and such guarantor or guarantors (if more than one jointly and severally) shall covenant by deed with the Landlord as a primary obligation on the terms of Schedule 10; or

18.3.3.2	that the intended assignee enter into a rent deposit deed and pay a rent deposit in respect of the tenant’s obligations in the Lease on such terms and of such sum as the Landlord may require acting reasonably but which will not be less than a sum equivalent to 6 months Principal Rent plus VAT thereon nor more than a sum equivalent to 12 months Principal Rent plus VAT thereon.

18.4	The parties agree for the purposes of Section 19(1 A) of the Landlord and Tenant Act 1927 that the Landlord shall be entitled to withhold its consent to an assignment if the proposed assignee is not a person who in the Landlord’s reasonable opinion is of sufficient financial standing to be able to comply with the obligations of the Tenant under this Lease (but without prejudice to the Landlord’s right contemplated by paragraph 18.3 to withhold consent in other circumstances if it is reasonable to do so)

18.5	to require as a condition of its consent that the Tenant enters into an authorised guarantee agreement within the meaning of Section 16 of the Landlord and Tenant (Covenants) Act 1995 no later than the date of the instrument of assignment in respect of the performance by the assignee of the Tenant’s obligations contained in this Lease, such authorised guarantee agreement to be in such form as the Landlord shall reasonably require in accordance with Section 16 of the said Act

18.6	Not to underlet any part or parts of the Premises as distinct from the whole except in the manner set out in this sub-paragraph namely:

Not more than 2 separate units of accommodation may be underlet and those shall be capable of separate beneficial occupation so that there may be not more than two occupiers of the Premises (including the Tenant) at any one time

18.7	Not to underlet the whole or any part of the Premises except where the following conditions are fulfilled:

18.7.1	The Landlord’s prior written consent shall be obtained such consent not to be unreasonably withheld or delayed

18.7.2	Each underlease shall be granted subject to the covenants on the part of the Tenant (other than the covenant to pay the Rents) and the conditions and provisions contained in these Presents (so far as the said covenants conditions and provisions are applicable or appropriate to the premises thereby demised) and shall contain an unqualified covenant by the undertenant not to charge underlet or part with or share possession or occupation of the whole or any part of the premises thereby demised nor to assign any part or parts thereof and shall contain a qualified covenant by the undertenant not to assign the whole of the premises thereby demised without the prior consent in writing of the Landlord (such consent not to be unreasonably withheld or delayed)

18.7.3	Prior to the grant of any underlease the undertenant shall have executed a deed containing a direct covenant with the Landlord in such form as may reasonably be required (having regard to the terms of such covenants prevalent as at the date of the proposed underlease to perform and observe all the covenants on the part of the Tenant (other than the covenant to pay the Rents) and all other conditions and provisions contained in these Presents so far as the said covenants conditions and provisions are applicable or appropriate to the premises thereby demised

18.7.4	Each underlease shall be at a rent which is not less than the open market rental value (without taking or giving a fine or premium or other valuable consideration) reasonably obtainable for the premises thereby demised at the time such underlease is granted

18.7.5	In no such underlease shall the rent be commuted or be payable more than one quarter in advance provided that for the avoidance of doubt this shall not preclude the grant of a reasonable rent free period for the purposes of fitting out.

18.7.6	Prior to the grant of any underlease of the Premises, or part thereof, the Tenant shall first ensure that all steps are taken as are necessary to ensure that the underlease is a Contracted-Out Tenancy

18.7.7	The Tenant will waive the terms to be contained in any underlease in accordance with the provisions of this paragraph and will at all times diligently and at its own expense take all reasonable steps to enforce the same

18.7.8	The Tenant will not vary the terms contained in any underlease save to the extent the same comply with the terms of this lease and subject to the Tenant first obtaining the Landlord’s written consent (not to be unreasonably withheld)

18.8	Without prejudice to the foregoing provisions of this paragraph 18 neither the Tenant nor any undertenant of the Tenant (whether immediate or not) shall charge or mortgage the Premises or any part or parts thereof without the prior consent in writing of the Landlord such consent not to be unreasonably withheld or delayed

18.9	Provided always and notwithstanding any of the foregoing provisions of this paragraph not by assignment underletting or otherwise to permit the occupation of the Premises or any part thereof by or the vesting of any interest or estate therein in any person firm company or other body or entity which has the right to claim diplomatic immunity or exemption in relation to the observance and performance of the covenants and conditions of and contained in these Presents

18.10	Nothing in the preceding sub-paragraphs of this paragraph 18 shall prevent the Tenant from sharing occupation of the whole or any part or parts of the Premises with either a parent company or any other company which is in the same Group of Companies as the Tenant and Carlton Communications Limited may in addition as a personal concession share occupation with HTV Group Limited, Scottish Television Limited and Ulster Television PLC provided that no relationship of landlord and tenant is thereby created and the Landlord is kept informed of the companies so occupying the Premises and the phrase “Group of Companies” shall have the meaning ascribed to it by Section 42(1) of the Landlord and Tenant Act 1954 without requiring the Landlord’s consent

19.	Register devolutions

Within one month of every assignment charge transfer or underlease (whether immediate or not) affecting the Premises or any devolution of the estate of the Tenant therein or these Presents or of any derivative interest and every surrender thereof to give notice in writing with particulars thereof to the Landlord and produce such assignment transfer underlease or charge or the Probate of the Will or Letters of Administration or other instrument document or evidence of such devolution or surrender with a certified copy thereof and to pay to the Landlord or its Solicitors a reasonable fee having regard to practice at the time for the registration thereof

20.	Information about the Premises

20.1	From time to time on demand during the Term to furnish the Landlord with full particulars of all derivative interests of or in the Premises however remote or inferior including particulars of the rents and rent reviews and service and maintenance charges payable in respect thereof

20.2	Upon making any application or request in connection with the Premises or the provisions of these Presents to disclose to the Landlord such information as the Landlord may reasonably require in relation thereto

21.	Landlord’s costs

To pay to the Landlord the reasonable amount of all proper costs charges and expenses (including but without prejudice to the generality of the foregoing reasonable solicitors’ costs counsel’s fees architects’ and surveyors’ and other professional fees and commissions payable to a bailiff) reasonably and properly incurred by the Landlord:

21.1	Incidental to the preparation and service of any notice properly issued and served under section 146 of the Law of Property Act 1925 and/or in or in contemplation of any proceedings under section 146 or 147 of the said Act in respect of any actual breach by the Tenant of its covenants in this Lease (whether or not any right of reentry or forfeiture has been waived by the Landlord or a notice served under the said section 146 is complied with by the Tenant or the Tenant has been relieved under the provisions of the said Act and notwithstanding forfeiture is avoided otherwise than by relief granted by the Court) and to keep the Landlord fully indemnified against all reasonable costs charges expenses claims and demands whatsoever properly incurred in respect of any such proceedings and the preparation and service of any such notice

21.2	Incidental to the preparation and service of any schedule of dilapidations at any time during or after the expiration of the Term (but relating in all cases only to dilapidations which accrued prior to the expiration or sooner determination of the Term howsoever the same may be determined)

21.3	In connection with or procuring the remedying of any breach of covenant on the part of the Tenant contained in these Presents

21.4	In relation to any application for consent required by these Presents (such costs to include reasonable surveyors’ or managing agents’ fees in considering the application and the reasonable costs of the superior landlord in respect of any consent required from any superior landlord) whether or not the same is granted or the application is withdrawn save where the court holds that consent is unreasonably withheld by the Landlord

22.	Statutory requirements

22.1	At all times and from time to time and at its own expense to comply with all Acts of Parliament already or hereafter to be passed insofar as any such may affect or relate to the Premises or the use or occupation thereof or the use therein of any machinery plant or chattel or the employment or the health and safety of persons therein and the prevention of fire and means of escape in case of fire including (without prejudice to the generality of the foregoing) the execution of all such works as may be directed or required to be done or executed in respect thereof whether by any owner and/or occupier of the Premises or any other person and to comply with all notices which may be served by any competent authority

22.2	Not to do or omit to do any act or thing in relation to the Premises whereby the Landlord may become liable to pay any levy penalty compensation costs damages or charges imposed and to bear the whole or any part of any expenses incurred under any such Act of Parliament and to keep the Landlord indemnified in respect thereof unless the same relates to any act or default of the Landlord or any other party occurring prior to the date hereof

22.3	To the extent not charged via the Service Charge, to pay to the Landlord upon demand a fair and proper proportion of all reasonable costs charges and expenses (including reasonable surveyors’ architects’ and other professional fees) incurred by the Landlord of or incidental to complying with such Acts of Parliament or any such notice where the works carried out by the Landlord relate both to the Premises and to other premises unless the works relate to any act or default of the Landlord or any other party occurring prior to the date hereof

23.	Planning

23.1	At all times during the Term to comply in all respects with the Planning Acts in relation to the Premises and to keep the Landlord indemnified in respect thereof

23.2	At the expense of the Tenant to obtain all permissions as may be required for the carrying out by the Tenant of any operations on the Premises or for the institution continuance or renewal by the Tenant thereon of any use thereof which may constitute development or any step related thereto within the meaning of the Planning Acts

23.3	Not to make any application for planning permission or give any notice to any authority of any intention to commence or to carry out any development (whether by actual notice the commencement or carrying out of any development or any step related thereto or otherwise) without the previous written consent of the Landlord (which without prejudice to the discretion of the Landlord as to whether or not its consent should be given the Landlord may withhold where it considers that the making of such application or carrying out such development could lead either to the acquisition by any authority or body of the Landlord’s interest in the Premises or to adverse financial or taxation consequences upon the Landlord but which otherwise the Landlord shall not unreasonably withhold or delay where such planning permission is required by the Tenant for the purpose of implementing development permitted under the provisions of the Tenant’ s covenants in this Lease and the application relates solely to such development)

23.4	To indemnify the Landlord against all charges payable in respect of any application for planning permission and also to pay to the Landlord on demand the amount of all reasonable professional fees and expenses incurred by the Landlord in connection with any application for approval under this paragraph 23

23.5	As soon as reasonably practicable after the grant or refusal of planning permission to give to the Landlord full particulars in writing thereof and (free of cost to the Landlord) supply a copy thereof and of any plans approved thereunder for the retention of the Landlord

23.6	If the condition shall detrimentally affect the Landlord’s interest and the Landlord shall acting reasonably so require then to appeal against any condition of any such planning permission and to pursue the appeal diligently at its own expense and to keep the Landlord fully informed of the progress of such appeal and its result save that if Counsel experienced in planning matters shall advise the Tenant that any appeal is unlikely to succeed in the removal of the condition the Tenant shall not be obliged to appeal the same

23.7	To pay and satisfy any charge imposed under the Planning Acts in respect of the carrying out by the Tenant of any operation on the Premises or the institution or continuation by the Tenant of any use thereon which may constitute development or any step related thereto within the meaning of the Planning Acts

23.8	Unless the Landlord shall otherwise direct to carry out before the determination or sooner expiration of the Term (howsoever determined) any works stipulated to be carried out to the Premises by a date subsequent to such expiration or sooner determination as a condition of any planning permission which may have been implemented by the Tenant or any undertenant of the Tenant (whether immediate or not)

23.9	If called upon so to do to produce to the Landlord all plans documents and other evidence as the Tenant may have which the Landlord may reasonably require in order to satisfy itself that the provisions of this paragraph 23 have been complied with

23.10	Not to enter into any agreement with any competent authority regulating the development or use of the Premises without the previous consent in writing of the Landlord which consent shall not be unreasonably withheld or delayed where any such agreement relates solely and directly to development permitted under the provisions of the Tenant’s covenants in this Schedule

23.11	Not to serve any notice relating to the Premises under Part VI of the Town and Country Planning Act 1990 or any successor legislation

23.12	If the Tenant shall receive any compensation relative to the interest of the Tenant under these Presents then if and when the Tenant’s interest shall be determined by surrender or under the power of re-entry herein contained the Tenant shall forthwith make such provision as is just and equitable for the Landlord to receive its due benefit from such compensation and in the event of there being some disagreement as to the amount of such provision the same shall be referred to arbitration as hereinafter provided

24.	Notices

Within fourteen days (or sooner if requisite having regard to the requirements of the notice in question or the time limits stated therein) of the receipt thereof by the Tenant to produce to the Landlord a true copy and any further particulars reasonably required by the Landlord of any permission notice or order or proposal for a notice or order relevant to the Premises or to the use or condition thereof made given or issued to the Tenant or occupier of the Premises by any authority AND without delay to take all necessary steps to comply therewith so far as the same is the responsibility of the Tenant and the Landlord AND ALSO at the request of the Landlord but at the joint cost of the Tenant and the Landlord to make or join with the Landlord in making such objections or representations against or in respect of any such notice order or proposal as aforesaid as the Landlord shall require

25.	Indemnity

To indemnify and keep indemnified the Landlord from and against all actions proceedings claims demands losses costs expenses damages and liability in respect of any injury to any person or damage to any property by reason of or arising in any way directly or indirectly out of the non-compliance by the Tenant with any of its obligations under this Lease or any use to which the Premises are put or the state and condition thereof or any act or omission of the Tenant its servants or agents in the execution of any addition or alteration to the Premises or any infringement or alleged infringement of the right of any person caused thereby

26.	Re-letting

To permit the Landlord to fix and retain in a conspicuous position on the Premises in the last 6 months of the Term a notice board for the reletting of the Premises and not to take down or obscure the said notice board and to permit all persons authorised in writing by the Landlord or its agents to view the Premises at all reasonable hours in the daytime upon reasonable notice

27.	Value Added Tax

27.1	To pay to the Landlord any Value Added Tax at the rate for the time being in force properly payable in respect of any supplies made by the Landlord to the Tenant in connection with this Lease and all consideration due from the Tenant under the terms of this Lease shall be exclusive of any Value Added Tax properly payable thereon

27.2	In every case where the Tenant is obliged to reimburse the Landlord in respect of any supplies made to the Landlord in connection with this Lease the Tenant shall also reimburse to the Landlord any Value Added Tax payable by the Landlord in connection with such supplies save to the extent that the Landlord is able to reclaim and set off such VAT in situations where the Tenant is unable to do so or to the extent that the Landlord is able to obtain a credit for the Value Added Tax as allowable input tax

28.	Incumbrances

Without prejudice to and (where relevant) in addition to the covenants on the part of the Tenant contained in these Presents to observe and perform all the restrictions covenants stipulations provisions and other matters contained or referred to in the documents (if any) referred to in Schedule 9 so far as they relate to the Premises and are still subsisting and capable of taking effect and (so far as aforesaid) to keep the Landlord indemnified from and against all consequences of their breach non-observance or non-performance

29.	Replacement of Guarantor

Forthwith after the death of any Guarantor or such Guarantor becoming bankrupt or having a receiving order made against him or (being a company) entering into liquidation or otherwise ceasing to trade to give written notice thereof to the Landlord and if so required by the Landlord at the Tenant’s expense within twenty eight days of such request to procure some other person or company approved by the Landlord (such approval not to be unreasonably withheld or delayed) to execute under seal a guarantee in the terms of Schedule 10 (mutatis mutandis)

SCHEDULE 4

Landlord’s Covenants

1.	Quiet Environment

That the Tenant paying the Rents and performing and observing the covenants and agreements on the part of the Tenant hereinbefore contained shall and may peaceably hold and enjoy the Premises during the Term without any interruption by the Landlord or any person lawfully claiming through under or in trust for it

2.	Superior Consents

Where the consent of any superior landlord or chargee is required as referred to in Clause 1.2.4 and the Landlord shall have given its consent in relation to the matter for which the superior landlord or chargee’s consent is required the Landlord shall use all reasonable endeavours to obtain the consent of the superior landlord or chargee as the case may be

3.	Services

Subject to paragraph 6 of Schedule 5 and unless prevented by strikes lockouts or other causes beyond the Landlord’s control the Landlord covenants to comply with the obligations in paragraph 2 of Schedule 8

4.	Value Added Tax Invoices

The Landlord covenants to provide to the Tenant a valid and complete Value Added Tax invoice (in respect of any sum payable by the Tenant under this Lease which attracts value added tax) on or before the date upon which such sum is payable and in particular shall provide a Value Added Tax invoice in respect of each instalment of the Principal Rent at least fourteen days before the usual quarter day in question

5.

The Landlord will use all reasonable endeavours unless prevented by mechanical failure or force majeure the loading and demand levels in the Building as a whole or other causes beyond the Landlord’s control (subject to the Landlord maintaining the emergency generator and carrying out all repairs with all due diligence as soon as reasonably practicable after receiving notice of any mechanical failure or other cause beyond the Landlord’s control) to provide to the Tenant from an emergency generator an electrical supply of not less than 10 kilowatts for the duration of any mains failure

SCHEDULE 5

Provisos

1.	Re-entry

Without prejudice to any other right and remedy or power herein contained or otherwise available to the Landlord:

1.1	if the Rents or any part thereof shall be unpaid for fourteen days after becoming payable (whether formally demanded or not); or

1.2	if any covenant on the part of the Tenant contained in these Presents shall not be performed and observed; or

1.3	if the Tenant and/or the Guarantor (if any) (being a company) shall be wound up compulsorily or voluntarily (other than for the purpose of amalgamation or reconstruction of a solvent company) or shall have an Administrator or a Receiver appointed; or

1.4	if the Tenant and/or the Guarantor (if any) (being an individual or if more than one individual then any one of them) shall become bankrupt or shall have a Receiving Order made in respect of him; or

1.5	if the Tenant and/or the Guarantor (if any) shall make any assignment for the benefit of creditors or make any arrangements with creditors by composition or otherwise

1.6	if a provisional liquidator is appointed to the Tenant under section 135 of the Insolvency Act 1986

THEN and in any such case and thenceforth it shall be lawful for the Landlord or any person duly authorised by the Landlord in that behalf at any time thereafter to reenter the Premises or any part thereof in the name of the whole and thereupon this demise shall absolutely cease and determine but without prejudice to any right of action or remedy of the Landlord or the Tenant in respect of any antecedent breach of any of the covenants on the part of the Landlord or the Tenant as appropriate contained in these Presents

2.	No implied easements

Nothing contained in these Presents shall operate expressly or impliedly to confer upon or grant to the Tenant any easement right or privilege other than those expressly hereby granted

3.	Exclusion of warranty as to use

Nothing contained in these Presents shall imply or warrant that the Premises may be used for any of the purposes authorised by these Presents in conformity with the Planning Acts and the Tenant hereby acknowledges and admits that the Landlord has not given or made at any time nor shall any consent given by the Landlord under these Presents be taken to imply any representation or warranty that any such use or purpose is or will be or will remain a permitted or otherwise authorised use within the provisions of the Planning Acts and if any such use is not such a permitted or otherwise authorised use the Tenant shall remain fully liable to the Landlord in respect of these Presents without being entitled to any relief for that reason

4.	Acceptance of Rent

No demand for or acceptance of or receipt for Rents by the Landlord or its agent with knowledge of any breach of any of the Tenant’s covenants under these Presents shall be or operate as a waiver in whole or in part of any such breach but any such breach shall for all purposes of these Presents be a continuing breach of covenant and the Tenant and any person taking any estate or interest under the Tenant shall not be entitled to set up any such demand acceptance or receipt as a defence in any action or proceeding by the Landlord PROVIDED THAT this proviso shall have effect in relation only to demand acceptance or receipt made during such period as may in all the circumstances be reasonable for enabling the Landlord to conduct any negotiations with the Tenant for remedying such breach

5.	Cesser of Rent

If the Premises or the Building or any part thereof shall be destroyed or damaged by any Insured Risk so as to render the Premises unfit for occupation and use or inaccessible and if the relevant insurance policy or policies have not been vitiated or avoided or payment of any insurance moneys withheld or refused because wholly or partly or any act of the Tenant or the Tenant’s employees then the Rent and the Service Rent and Insurance Rent or a fair proportion thereof according to the nature and extent of the destruction or damage sustained shall be suspended until either the Premises or the destroyed or damaged portion thereof are rendered fit for occupation and use (or accessible as the case may be) or until the Loss of Rent insurance effected by the Landlord is exhausted (whichever shall be the earlier) and any dispute as to the amount of the Rent suspended or the period of suspension shall be referred to the award of a single arbitrator (acting in accordance with the Arbitration Act 1996) to be agreed upon by the Landlord and Tenant or at the request or option of either of them to be nominated by or on behalf of the President for the time being of the Royal Institution of Chartered Surveyors

6.	Determination following Destruction

If any destruction or damage by an Insured Risk shall render the Premises wholly or partly unfit for occupation and use or inaccessible and if either at any time before reinstatement the Landlord reasonably considers that reinstatement or rendering the Premises accessible is uneconomic or not feasible or the same shall not have been reinstated and rendered accessible and fit for occupation and use on the expiry of the Loss of Rent insurance period effected by the Landlord then either the Landlord or the Tenant may at any time thereafter give written notice to the other to determine this Lease with immediate effect but such determination shall be without prejudice to any claim by the Landlord or the Tenant in respect of any prior breach of covenant by the other and upon such determination the Landlord shall not be obliged to reinstate and any insurance moneys shall belong to the Landlord and any dispute as to the date on which the premises were rendered unfit for occupation and use or inaccessible shall be referred to a single arbitrator acting in accordance with the Arbitration Act 1996 to be appointed as referred to in paragraph 5 above.

7.	No Restrictions on Adjoining Property

Nothing herein contained shall by implication of law or otherwise entitle the Tenant to enforce or to have enforced or to prevent the release or modification of any covenant agreement or condition entered into by anyone in respect of property not comprised in this Lease or operate to prevent or restrict (or entitle the Tenant or Tenant’s employees to any compensation in respect of) the use repair rebuilding alteration demolition or development of any land or property not comprised in this Lease whether the same shall be subject to or free from obligation agreements declarations and stipulations similar to those herein

8.	Limitation of Landlord’s Liability

The Landlord shall not be liable for any breach of covenants on the part of the Landlord herein contained or implied nor shall the Landlord be responsible for the supply of services to the Premises nor for any sums that may become payable in respect thereof so long as it is prevented from performing the same by statutory restrictions or matters reasonably beyond its control including non availability of labour or materials

9.	Exclusion of Compensation

9.1	Unless any statutory provision prohibits or modifies the Tenant’s right to compensation being excluded or reduced by agreement the Tenant shall not be entitled to claim any compensation from the Landlord under the Landlord and Tenant Act 1954 on quitting the Premises or any part thereof

9.2	Save as otherwise provided in this Lease the Tenant shall not be entitled to claim any compensation from the Landlord arising from the reasonable exercise of its rights of entry onto the Premises in accordance with the provisions of this Lease

10.	Removal of Tenant’s Goods

If after the determination of the Term either by effluxion of time or otherwise any property of the Tenant remains in or on the Premises and the Tenant fails to remove it within fourteen days after the Landlord requests it to do so then the Landlord may as the Tenant’s agent (and the Tenant hereby appoints the Landlord to act in that behalf) sell such property and shall hold the sale proceeds after deducting the costs and expenses of removal storage and sale reasonably and properly incurred by it and any other debts owed by the Tenant to the Landlord to the Tenant’s order

11.	Commencement

For the avoidance of doubt the provisions of this document (other than those contained in this paragraph 11) shall not have any effect until the document has been dated

12.	Superior Landlord

Any approval or consent required of the Landlord under paragraphs 15 or 18 of Schedule 8 and any easement right power or discretion excepted reserved or available to the Landlord by this Lease shall be deemed in addition to require the consent of and to except reserve and make the same available to any superior landlord (save that in respect of any superior landlord’s consent required under paragraphs 15 and 18 of Schedule 3 it shall be assumed that the superior landlord’s consent will not be unreasonably withheld under those paragraphs where the Landlord’s consent may not be unreasonably withheld under those paragraphs) and any costs and expenses of the Landlord payable by the Tenant by virtue of this Lease shall include all reasonable costs and expenses that any superior landlord can recover from the Landlord in respect of such matters

13.	Notices

The provisions of section 196 of the Law of Property Act 1925 (as amended) shall apply to all notices to be served under these Presents

14.	Tenant’s Option to Determine

The Tenant may end this Lease on the Break Date by serving written notice on the Landlord not less than twelve months’ before the Break Date. This Lease will end only if:

14.1	the Tenant gives up the Premises with vacant possession on the Break Date; and

14.2	the Tenant has paid all of the Principal Rent and Insurance Rent under this Lease in full on or before the Break Date so far as they have been demanded or are otherwise payable before the Break Date the Landlord having served written notice on the Tenant at least one month before the Break Date specifying the sums which remain outstanding such termination is without prejudice to any right of action of either party against the other in respect of any antecedent claim or breach of any of the obligations contained in this Lease

15.	Landlord and Tenant (Covenants) Act 1995

This Lease is a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995

16.	Land Registry Applications

16.1	As soon as reasonably practicable after the date of this Lease, the Tenant named in the Particulars is to apply to the Land Registry for first registration of the title to this Lease and apply for a note of this Lease to be entered on the Landlord’s Title. As part of the application, the Tenant is to use all reasonable endeavours to ensure that the Land Registry notes both the benefit of the rights granted by clause 2 and Schedule 1 and the burden of the rights reserved by clause 2 and Schedule 2 on the leasehold title. On completion of the registration, the Tenant is to provide official copies of the new title to the Landlord showing the Tenant registered as proprietor together with a copy of the title plan.

16.2	As soon as reasonably practicable after the date of this Lease, the Tenant named in the Particulars is to apply to the Land Registry to note the burden of the rights granted by clause 2 and Schedule 1 and to note the benefit of the rights reserved by clause 2 and Schedule 2 on the Landlord’s Title.

16.3	At the end of the Term, the Tenant is to return the original Lease to the Landlord and use all reasonable endeavours to assist the Landlord in removing any notice of the Lease and the rights granted and reserved by it from the Landlord’s Title.

16.4	The Landlord will not be liable to the Tenant for any failure by the Tenant to register this Lease at the Land Registry or to register or note any of the rights granted or reserved by this Lease at the Land Registry either by notice or by way of caution against first registration, whichever is appropriate save that the Landlord will use reasonable endeavours to assist the Tenant in registering the Lease or noting the rights granted or reserved by the Lease at the Land Registry at the cost of the Tenant.

SCHEDULE 6

Review of Rent

1.	Upwards only review

On each Review Date, the Principal Rent is to be reviewed to the higher of the Principal Rent reserved immediately before the Review Date and the Rental Value. The reviewed Principal Rent will be payable from and including the relevant Review Date.

2.	Rental Value

The “Rental Value” means the yearly rack rent at which the Premises might reasonably be expected to be let as a whole in the open market at the relevant Review Date by a willing lessor to a willing lessee without a premium or any other payment or inducement for the grant thereof for a term of 10 years and otherwise on the same terms and conditions as are contained in this lease (except as to the amount of the Principal Rent and any initial rent free period rent concession or other inducement received by the Tenant in relation to the grant of this Lease and except for paragraph 14 of Schedule 5 but including the provisions of this Schedule for the review of the rent upon every fifth anniversary of the term of such Lease to be granted by the willing lessor to the willing lessee) and on the assumptions (if not facts) that at the relevant Review Date:-

2.1	the Premises are to be let with vacant possession in the state and condition of high class grade A office accommodation in accordance with the Specification provided at the sole cost of the Landlord and without making any discount or allowance to reflect the absence of any rent-free period or concessionary rent period or other inducement which might on a new letting with vacant possession be granted to the incoming tenant

2.2	all parts of the Premises are fit for immediate occupation and use for the Permitted User

2.3	all the covenants on the part of the Landlord save where the Landlord is in persistent and wilful default and the Tenant contained in this Lease have been fully performed and observed

2.4	no work has been carried out to the Premises by the Tenant or any undertenant or their respective predecessors in title during the Term which has diminished the rental value of the Premises

2.5	if the Premises or the building have been destroyed or damaged they have been fully rebuilt and reinstated.

2.6	the Rental Value is the rent that would become payable after the willing tenant has received the benefit of a rent free period, rent concessions or any other inducement of such length or amount as would be negotiated in the open market at the relevant Review Date between a willing landlord and a willing tenant for the purpose only of covering any fitting out period but disregarding:-

2.6.1	any effect on rent of the fact that the Tenant or any undertenant has been in occupation of the Premises or any part thereof

2.6.2	any goodwill attached to the Premises by reason of the business then carried on thereat by the Tenant or any undertenant

2.6.3	any increase in the rental value of the Premises attributable to the existence at the relevant Review Date of any improvement to the Premises or any part thereof carried out with the consent where required of the Landlord or any predecessor in title by the Tenant or any undertenant or their respective predecessors in title otherwise than in pursuance of an obligation to the Landlord or any predecessor in title and the improvement was carried out during the Term or during any period of occupation or access for fitting out prior thereto arising out of an agreement to grant the Term

2.6.4	(so far as may be permitted by law) any statutory restrictions relating to the assessment and recovery of rent

2.6.5	any estimate of the rental value of the Premises or any part thereof for insurance purposes

2.6.6	any effect on the Rental Value of any obligation to reinstate the Premises

2.6.7	any overbid which a special purchaser may make given its occupation of other floors

2.6.8	the break clause in paragraph 14 of Schedule 5

3.	Determination by Surveyor

3.1	If the Landlord and the Tenant in the opinion of either of them shall be unable to agree the Rental Value of the Premises (whether or not an attempt to reach agreement shall have been made) then it shall be determined at the request of either the Landlord or the Tenant (made not earlier than three months before the relevant Review Date) by a chartered surveyor having recent experience in valuing property of a like kind and character in the area to the Premises to be agreed upon by the Landlord and by the Tenant or at the request and option of either of them to be nominated by or on behalf of the President for the time being of the Royal Institution of Chartered Surveyors

3.2

3.2.1	Such surveyor shall act as an expert

3.2.2	Such surveyor shall be required to give notice to the Landlord and the Tenant inviting each of them to submit to him within such time as he shall stipulate a proposal for the Rental Value which may be supported by the submission of reasons and/or a professional valuation or report and he shall afford to each party an opportunity to make counter-submissions in respect of any such submission valuation or report

3.2.3	The fees of the surveyor referred to in this paragraph 4 shall be payable as he shall decide

3.3	if the said surveyor shall die delay or become unwilling to unable of acting for any other reason another such surveyor act or incapable of acting for shall be appointed in his place in like manner in accordance with the method for appointment set out in this paragraph 3

4.	Interim Payments

If the Rental Value shall not have been agreed or determined by the relevant Review Date the Principal Rent at the rate payable immediately before the relevant Review Date (“the Existing Principal Rent”) shall continue to be payable until the quarter day next following the date of such agreement or determination and upon such quarter day there shall be due and payable to the Landlord by the Tenant in addition to the Principal Rent at the rate of the Rental Value so agreed or determined (“the Reviewed Principal Rent”) due on such quarter day a sum of money equal to the amount (if any) by which the Reviewed Principal Rent shall exceed the Existing Principal Rent but duly apportioned on a daily basis in respect of the period from the relevant Review Date to such quarter day together with interest calculated on a daily basis at a yearly rate equal to four per centum below the Interest Rate (as well after as before any judgement) on each instalment of the difference between the Reviewed Principal Rent and the Existing Principal Rent from each relevant quarter day after the relevant Review Date on which such instalment was due up to the date of payment of the difference

5.	Statutory restrictions

If at any relevant Review Date the Landlord shall be obliged legally or otherwise to comply with any Act of Parliament dealing with the control of rent and which shall restrict or modify the Landlord’s right to revise the Principal Rent in accordance with the terms of these Presents or which shall restrict the right of the Landlord to demand or accept payment of the full amount of the Principal Rent for the time being payable under these Presents then the Landlord shall on each occasion that any such enactment is removed relaxed or modified be entitled on giving not less than three months’ notice in writing to the Tenant expiring after the date of each such removal relaxation or modification to introduce an intermediate review date (hereinafter called an “Intermediate Date of Review”) which shall be the date of expiration of such notice and the Principal Rent payable hereunder from any Intermediate Date of Review to the next succeeding Review Date shall be determined in like manner as the Principal Rent payable from each Review Date as hereinbefore provided

6.	Memoranda of reviewed rent

As soon as the amount of Principal Rent payable after any relevant Review Date or Intermediate Date of Review has been agreed or determined in accordance with the terms of this Schedule the parties hereto (including any Guarantor) will forthwith sign memoranda thereof to become part of this Lease and its counterpart and each party shall bear its own costs in respect thereof

7.	Time not of the essence

For the purposes of this Schedule time shall not be of the essence

SCHEDULE 7

Insurance

1.	Landlord to insure

1.1	The Landlord shall insure and keep insured with the Insurers and through such reputable agency as the Landlord shall from time to time decide:

1.1.1	the Building subject to such exclusions excesses and limitations as may be imposed by the Insurers in the full reinstatement cost against loss or damage by the Insured Risks

1.1.2	the Loss of Rent and any Service Rent and Insurance Rent

1.1.3	the breakdown or explosion of any mechanical engineering and electrical plant and machinery including lifts air conditioning and heating plant and other equipment to the extent that the same is not covered by sub-paragraph 1.1.1 including engineering insurance policies and insurance against breakdown and third party risks

1.1.4	property owner’s liability and such other insurances as the Landlord may from time to time reasonably decide to effect and shall procure that the Tenant’s interest is notified to the Insurers and use reasonable endeavours to provide that the Tenant’s interest is noted on the insurance policy

1.2	At the request of the Tenant the Landlord shall produce to the Tenant reasonable evidence from the Insurers of the terms of the policy or policies of such insurance including the amount and details of the sums insured and the fact that any policy is subsisting and in effect

2.	Insurance Rent

The Tenant shall pay to the Landlord on demand and without deduction such yearly sum (“the Insurance Rent”) (and so in proportion for any part of a year) as shall represent a fair and proper proportionate part (such part to be determined by the Landlord’s surveyor) of the gross cost to the Landlord of performing its obligations pursuant to paragraph 1 which gross cost shall include (but without prejudice to the generality of such expressions) the reasonable and proper costs of and associated with annual valuations of the Premises for insurance purposes

The Tenant’s liability to pay Insurance Rent shall commence on the earlier of the Term Commencement Date and the Date of Early Occupation

3.	Destruction of the Premises

If the Premises or any part thereof shall be destroyed or damaged by any of the Insured Risks then:

3.1	unless payment of the insurance moneys shall be refused in whole or in part by reason of the act or default of the Tenant its undertenants servants or agents

3.2	subject to the Landlord being able to obtain any necessary planning consents and all other necessary licences approvals and consents in respect of which the Landlord shall use its reasonable endeavours to obtain

3.3	subject to the necessary labour and materials being and remaining available which the Landlord shall use its reasonable endeavours to obtain as soon as practicable the Landlord shall lay out the net proceeds of such insurance and any moneys paid to it by the Tenant pursuant to paragraph 4 (other than any in respect of Loss of Rent) in the rebuilding and reinstatement of the Building substantially (so far as practicable) as the same were prior to any such destruction or damage and shall make up any deficiency in such net proceeds out of its own monies save where such deficiency results from the default of others.

4.	Insurance Moneys Refused

If the payment of any insurance money is refused in whole or in part in consequence of some act or default of the Tenant or its undertenants servants or agents the Tenant shall pay to the Landlord on demand the amount so refused with interest at the Interest Rate thereon for the period from such refusal to the date of payment by the Tenant which money shall be used to re-build and re-instate the Building

5.	Benefit of other Insurances

If the Tenant shall become entitled to the benefit of any insurance on the Premises which is not effected or maintained in pursuance of an obligation contained in these Presents then the Tenant shall apply all moneys received by virtue of such insurance (in so far as the same shall extend) in making good the loss or damage in respect of which the same shall have been received

6.	Insurance becoming Void

The Tenant shall not do anything whereby any policy or policies of insurance for the time being in force in respect of or including or covering the Premises or any adjoining premises owned by the Landlord against damage by any Insured Risk may become void or voidable or whereby the rate of premium thereon may be increased and shall repay on demand to the Landlord all sums paid by way of increased premiums and all expenses reasonably incurred by the Landlord in or about the renewal of such policy or policies rendered necessary by a breach of this covenant

7.	Notice by Tenant

As soon as practicable upon becoming aware of the happening of any event or thing against which insurance has been effected by the Landlord the Tenant shall give notice thereof to the Landlord

8.	Damage by Acts of Terrorism

If the Premises are wholly or substantially damaged or destroyed by an Act of Terrorism:

8.1	the provisions of paragraph 5 of Schedule 5 (suspension of rent) will apply as if the Premises had been damaged or destroyed by an Insured Risk and remained in that state until the Demised Premises are reinstated ready to receive the Tenant’s Fit Out Works;

8.2	neither the Landlord or the Tenant will be under any obligation to repair, decorate, rebuild or reinstate the Premises or to contribute to the costs of doing so except in accordance with this paragraph 8;

8.3	the Landlord may but is not obliged to serve a Reinstatement Election Notice on the Tenant;

8.4	if the Landlord does not serve a Reinstatement Election Notice during the Reinstatement Election Period the Tenant may at any time within three months following the end of the Reinstatement Election Period serve written notice on the Landlord ending this Lease;

8.5	if the Landlord elects in the Reinstatement Election Notice to rebuild and reinstate the Premises;

8.5.1	it will do so at its own cost and expense; and

8.5.2	the provision of paragraph 3 of this Schedule (Landlord’s reinstatement obligations) will apply to the reinstatement and rebuilding of the Premises by the Landlord as they would have applied had there been damage caused by an Insured Risk

8.6	if the Landlord elects in the Reinstatement Election Notice to end this Lease or if the Landlord does not serve a Reinstatement Election Notice during the Reinstatement Election Period:

8.6.1	the Tenant may serve notice in writing on the Landlord electing to reinstate and rebuild the Premises at the Tenant’s cost;

8.6.2	notice under paragraph 8.6.1 must be served within three months after the date of the Reinstatement Election Notice or, if no Reinstatement Election Notice has been served during the Reinstatement Election Period, within three months after the end of the Reinstatement Election Period; and

8.6.3	if the Tenant serves a valid notice pursuant to paragraph 8.6.1:

8.6.3.1	this Lease will not end

8.6.3.2	the Tenant will rebuild and reinstate the Premises at its own cost and expense and the provisions of paragraph 3 of this Schedule (Landlord’s reinstatement obligations) will apply to the reinstatement and rebuilding of the Premises by the Tenant as they would have applied to the Landlord had there been damage caused by an Insured Risk; and

8.7	time will be of the essence in respect of the service of any notice under this paragraph 8.

SCHEDULE 8

Service Charge Provisions

1.	In this Schedule the following expressions shall have the following meanings:

“Accounting Year”: a period of twelve months ending on the 31st December in each year of the Term or such other date as the Landlord shall determine pursuant to paragraph 5(a) of this Schedule

“Service Costs”: the total sum computed under paragraph 3

“Service Rent”: 5.143% of the Service Costs or such other proportion as the Landlord decides acting reasonably and without prejudice to the generality of the foregoing the Landlord may allocate to the Tenant the whole or any reasonable proportion of the costs of providing any of the services comprised in the Service Costs where it is reasonable to do so or operate different service charge percentages in respect of those services.

2.	Subject as provided in paragraph 8 of Schedule 5 (Limitation of Landlord’s Liability) the Landlord covenants:

2.1	to replace renew repair decorate cleanse and maintain the foundations roofs terraces windows frames doors outside walls and other structural parts of the Building (including all piers and pillars within the Premises and other parts of the Building not included in the definition of the Premises) and the exterior and interior glass panes of the glass curtain wall system forming part of the outside walls of the Building and the glass walls separating the Premises from other parts of the Building (but not the inside plaster surfaces of the walls and ceilings of the Premises and of any other premises in the Building let or intended to be let by the Landlord) and the Common Parts

2.2

to repair renew maintain clean decorate and replace in good working order all plant machinery apparatus and equipment comprising or serving the lifts and water-heating systems air conditioning and heating systems and computerised security systems in the Building including the air conditioning cooling and other plant located in the plant rooms situated on the third floor and serving the Premises and the air conditioning cooling and heating system and equipment and the blinds located in the gap between the exterior and interior glass panes of the glass curtain wall system forming part of the outside walls of the Building and the plant and machinery serving the Building located in the basement areas beneath Coley Street the lighting in the Common Parts the sprinkler fire alarm fire hose reels and smoke detector systems in the Building and all the Conduits and Appliances in the Building (including the emergency generator supplying electricity in the event of a failure of the mains supply) which serve the Premises and any other premises in the Building let or intended to be let by the Landlord

2.3	to provide:

2.3.1	appropriate lighting of the Common Parts

2.3.2	an adequate supply of hot and cold water in the lavatory and water-closet accommodation in the Building

2.3.3	adequate air conditioning and cooling and heating to the Building throughout the year as appropriate

2.3.4	cleaning of the Common Parts

2.3.5	cleaning of all the glass surfaces of the Building when necessary which shall not be more often than four times per annum in respect of the external glass in the glass curtain wall system forming part of the external wall of the Building

2.3.6	maintenance of any landscaped areas within the curtilage of the Building

2.3.7	refuse collection

2.3.8	all necessary arrangements for the provision of security services (including security guards and electronic surveillance equipment) and a reception facility in the main entrance hall on the ground floor of the Building

2.3.9	such number of receptionists in the entrance hall between the hours of 8 a.m. and 6.30 p.m. as the Landlord may deem reasonably appropriate and such staff as are necessary for the good management and security of the Building

2.3.10	to repair, cleanse and maintain the Car Park (including the surfaces thereof and the lighting system and electric security system thereto) and to provide for the cleaning of the same, refuse collection from the same and to provide security services for the same each as far as the Landlord shall deem reasonably appropriate in the interests of good estate management.

2.3.11	any other management service deemed to be reasonably required by the Landlord in the interests of good estate management within the Building.

3.	The Service Costs shall be the total of:

3.1	The cost in any Accounting Year to the Landlord of complying with his covenant in sub-paragraphs 2.1 and 2.2 including the cost of any inspections in connection therewith

3.2	An amount (to be revised annually by the Landlord at his reasonable discretion) towards the estimated costs of the Landlord of complying with his covenant in sub-paragraphs 2.1 and 2.2 such amount to be ascertained on the assumption:

3.2.1	that the cost of replacement of the items mentioned in sub-paragraph 2.2 is calculated on the normal life expectancy of 25 years for the lifts and 25 years for boilers and heating equipment 25 years for the sprinkler 20 years for the fire alarm 10 years for the fire hose reels 10 years for the smoke detector system shall be adopted and in each year the Tenant may at the Landlord’s discretion be required to pay one twenty-fifth or one-twentieth or one-tenth as the case maybe of the cost of replacement of such items on their then current prices whether or not any such items are replaced in a shorter period in the future

3.2.2	that the future decoration of the outside of the Building occurs as and when the Landlord considers it necessary but not more than once in every three year period

Provided that any expenditure on any such items during an Accounting Year shall first be met out of the reserve (if any) to the extent of the credit in the reserve in respect of the item in question

3.3	The cost in any Accounting Year to the Landlord of complying with his covenant in sub-paragraph 2.3 (including where appropriate any reasonable and proper sums payable by the Landlord to independent contractors) such cost to include the cost of:

3.3.1	fuel power gas electricity and water (but not gas and electricity consumed by the Tenant in the Premises) consumed in the supply of any service referred to in paragraph 2

3.3.2	cleaning materials and equipment for the cleaning of the Common Parts, the Car Park and the glass surfaces of the Building

3.3.3	the renewal of bulbs tubes and any other light fittings or equipment

3.3.4	wages and statutory contributions in respect of the Landlord engaged in providing the services referred to in this Schedule

3.3.5	any contracts in respect of the repair maintenance and running costs of the plant machinery apparatus and equipment in the Building and the Car Park

3.3.6	general and water rates and all other outgoings in respect of the Common Parts and Cark Park

3.3.7	all necessary arrangements for the security of the Building

3.3.8	the supply of any requisites in the lavatories and water closet accommodation in the Common Parts dustbins tools fire equipment and apparatus uniforms and working clothing for staff employed in the Building or the Car Park

3.3.9	any other expenses reasonably incurred by the Landlord in or incidental to the provisions of the services referred to in this Schedule

3.3.10	the preparation of accounts and certificates relating to the Service Costs and the Service Rent

3.3.11	the cost of providing such number of receptionists in the entrance hall between the hours of 8 a.m. and 6.30 p.m. as the Landlord may deem reasonably appropriate and such staff as are necessary for the good management and security of the Building

3.4	A reasonable and proper management fee for the management and supervision of the Building and the carrying out of the matters referred to in this Schedule to a maximum of 10% of the Service Charge

3.5	Any Value Added Tax payable by the Landlord in respect of the supply to by or on behalf of the Landlord of any of the matters referred to in this Schedule which the Landlord is unable to recover

3.6	The actual cost to the Landlord by way of interest commission banking charges or otherwise of borrowing any necessary sums to provide the Service Costs

4.	The Service Rent shall be payable as follows:

4.1	As early as reasonably practicable prior to the beginning of an Accounting Year the Landlord shall serve on the Tenant a reasonable estimate prepared by the Landlord’s Surveyor of the amount of the Service Rent payable by the Tenant during the Accounting Year and the Tenant shall pay on account of the Service Rent the sum so estimated by four equal quarterly payments in advance on the usual quarter days

4.2	As soon as practicable after the end of each Accounting Year the Landlord shall cause his auditors to prepare an account to be certified as true and correct of the amounts under each of the sub-paragraphs 3.1 to 3.3 of this Schedule and a calculation of the Service Rent and thereupon the amount of the Service Rent for that Accounting Year shall be final and binding on the Tenant except in the case of manifest error

4.3	If the Service Rent for any Accounting Year shall exceed the sum estimated under sub-paragraph 4.1 of this Schedule the amount of the excess shall be paid by the Tenant to the Landlord within 14 days after receipt of the account by the Tenant and in the case of the last year of the Term upon demand

4.4	If the Service Rent shall be less than the sum estimated under sub-paragraph 4.1 of this Schedule the amount of the over-payment shall be credited to the Tenant against the next payment of the rents following the receipt of the account by the Tenant and in the case of the last year of the Term be repaid to the Tenant upon demand

5.	Provided:

5.1	The Landlord shall be entitled to change the Accounting Year whenever the Landlord in its discretion (acting reasonably) shall think necessary and expedient and in such event the Landlord shall make necessary adjustments resulting from such change

5.2	The Landlord shall be entitled in the interests of good estate management only to make such alterations as the Landlord thinks fit to the lavatories and water closet accommodation in the Common Parts and to the lifts and heating plant or equipment including if the Landlord in the interests of good estate management only thinks fit the installation of lifts heating plant or equipment of a different type and to suspend the service of a lift or heating while the work of alteration or installation is being carried out

5.3	If any part of the Building intended to be let is for the time being unlet by the Landlord a sum equal to the Service Rent attributable to the unlet part shall be borne by the Landlord and shall not be recovered through the Service Rent

6.	For the avoidance of doubt the Tenant’s liability for payment of Service Rent shall commence on the earlier of the Term Commencement Date and the Date of Early Occupation

SCHEDULE 9

The documents (if any) containing incumbrances and other matters to which the Premises are subject

All documents referred to in the Registers of Title of Title Numbers NGL 393006 NGL 265533 NGL 762619 and NGL 762616 in so far as they are capable of being enforced and relate to the Premises

SCHEDULE 10

Covenants by the Guarantor

1.	The Guarantor covenants with the Landlord and the Guarantor’s obligations will last for the period during which the relevant assignee is bound by the Tenants covenants under this Lease (“Liability Period”)

2.	The Tenant will duly pay the rents during the Term and in all cases with interest (if applicable) on the days and in the manner in these Presents appointed for payment and will duly perform and observe all the covenants and conditions on the Tenant’s part contained in these Presents and in case of default in such payment or in the performance or observance of any of the covenants and conditions as aforesaid during the Term the Guarantor will pay and make good to the Landlord on demand all losses damages costs and expenses thereby arising or incurred by the Landlord

3.	It is hereby agreed and declared that any neglect or forbearance of the Landlord in endeavouring to obtain payment of the rents when the same become due and payable or to enforce performance or observance of any of the covenants and conditions on the Tenant’s part contained in these Presents and any time which may be given by the Landlord to the Tenant or any variation in the terms of these Presents (including any consent given thereunder or any reviews of Rent) or the transfer of the Landlord’s reversion or the assignment of these Presents or the release of any one of the persons acting as the Guarantor (if more than one) from liability under these Presents or nay other act omission matter or thing whatsoever whereby (but for this provision) the Guarantor would be exonerated either wholly or in part from this covenant and indemnity (other than a release under seal given by the Landlord) shall not release or exonerate or in any way affect the liability of the Guarantor under these covenants

4.

If at any time during the Liability Period these Presents are disclaimed by or on behalf of the Tenant under any statutory or other power the Guarantor will at the option of the Guarantor either take from the Landlord (but only if so required by the Landlord by written notice to the Guarantor within six months after such disclaimer) a grant of another lease or underlease of the Premises for the residue of the Term unexpired at the date of such disclaimer at rents the same as are reserved by these Presents and subject to the like covenants conditions and provisos (including the provisions for Rent review) as are contained in these Presents mutatis mutandis with the exception of this Schedule and the Guarantor will on the grant of such further lease or underlease execute and deliver to the Landlord a counterpart thereof and will pay the Landlord’s reasonable and proper legal costs in connection with the preparation and completion of such lease or underlease and the counterpart thereof (save for any VAT charged thereon which is recoverable by the Landlord) or

4.1	upon demand pay to the Landlord a sum equal to the rents and all other sums that would have been payable under these Presents but for the disclaimer or other event as aforesaid in respect of the period from the date of the disclaimer or other event as aforesaid until the expiration of six months therefrom or until the Premises have been re-let by the Landlord (whichever shall first occur)

5.	The Guarantor waives any right to participate in any review of Rent under these Presents and any rights the Guarantor may have of first requiring the Landlord to proceed against or claim payment from the Tenant and the Guarantor agrees to subordinate and does hereby subordinate any and all claims the Guarantor may have against the Tenant existing now or arising later (whether in respect of payment made under this Schedule or otherwise) to any and all claims by the Landlord under these Presents

CATEGORY A SPECIFICATION

ON

FIFTH AND SIXTH (REAR) FLOORS

200 GRAY’S INN ROAD

LONDON

AS AT

22 FEBRUARY 2006

Version 1

King Sturge LLP

7 Stratford Place

LONDON

W1C 1ST

1.0-	Introduction

The purpose of Table 1 of this specification is to describe the Category A specification of the 5th and 6th floor demised areas for reinstatement and rent review, purposes.

Nothing in this document shall in any way override or modify the definition of the demised premises contained within of the Lease.

TABLE 1 - 5th & 6th FLOOR DEMISED OFFICE SPACES

1.1	General office configuration	Office spaces configured to open plan layout as attached drawings.

1.2	High level services configuration

Above ceiling services installations of the office space configured to open plan layout as attached drawings by Jerram Design Associates Limited:-

•     2283/E/001/B Fifth Floor Lighting Layout

•     2283/E/003/B Sixth Floor Lighting Layout

•     2283/M/001/A Fifth Floor Ductwork Layout

•     2283/M/002/A Sixth Floor Ductwork Layout

Note – While the services within the ceiling zone are reserved out of the demise it is anticipated that they may be altered by the Tenant subject to Licence, For the avoidance of doubt, any such alterations will be subject to reinstatement to the Category A configuration that is described in the above drawings.

1.3	Floor loading	• 4kN/sq.m - third to seventh floors • 5kN/sq.m - basement, lower basement, ground, first and second floors • 1kN/sq.m - partition allowance • 0.25kN/sq.m - services/suspended ceiling allowance

1.4	Dimensions (Typical)	Raised floor to suspended ceiling - 2.7m (Nominal) Slab to slab 3.6m (Nominal top of floor slab to underside of soffit beam).

1.5	Ceilings	Burgess Architectual Products Limited, concealed grid with perforated 600x600mm polyester painted steel tiles with acoustic inlay suspended ceilings. Colour-white.

1.6	Lighting	Recessed 600x600mm (nominal) consistent with the spirit of CIBSE LG 3 Guide 2001 in open plan arrangement.

1.7	Walls	Plaster, decorated with vinyl matt paint. Colour white.

1.8	Doors	Dove grey coloured gloss painted timber doors with metal facing to core areas with brushed stainless steel ironmongery. Glazed doors to atrium entrances.

1.9	Floors	Fully accessible metal encapsulated raised panels on adjustable steel pedestals, which are epoxy resin bonded to the structural floors. The cabling void is a nominal 240mm. Load bearing capacity commensurate with the structural floors.

1.10	Carpets	High quality carpet tiles having a cost of £25 per square metre (plus VAT) as at February 2006.

1.11	Floor Boxes	Good quality Floor Boxes (at a density of one box per 10 sq metres) each with socket outlet, data outlet and blank plate as fitted out and installed by the landlord for tenant’s requirements.

1.12	Air Conditioning

The principal air conditioning and ventilation is provided by variable air volume (VAV) systems on each floor. Typically each floor plate consists of 6 zones and each pair of zones is served b a VAV air handling unit (AHU) system. The AHUs provide the outside air requirements for the occupants and serving terminal VAV control boxes, with the suspended ceiling of the office areas. Air is extracted from the offices via transfer fans to the atrium, which in turn is extracted via two atrium extracts located at roof level.

Design Volumes:

5th Floor Core 1 Vmin 0.84m3/s, Vmax 5.32m3/s

5th Floor Core 4 Vmin 0.78m3/s, Vmax 4.62m3/s

5th Floor Core 5 Vmin 0.9m3/s, Vmax 5.38m3/s

6th Floor Core 1 Vmin 1.21 m3/s, Vmax 4.46m3/s

6th Floor Core 4 Vmin 1.1 m3/s, Vmax 4.0 m3/s

6th Floor Core 5 Vmin 1.35m3/s, Vmax 4.07m3/s

Note - While the services within the ceiling zone are reserved out of the demise it is anticipated that they may be altered by the Tenant subject to Licence. For the avoidance of doubt, any such alterations will be subject to reinstatement to the Category A, open plan configuration.

1.13	Fire Services

A fully addressable fire detection and voice alarm system is installed throughout the building. Break glass call points have been installed together with automatic smoke detection throughout to provide minimum detection for London Building Acts 1930-1982 Section 20 designation.

The offices are fully sprinkler protected throughout with an installation in accordance with LPC rules and BS 5306: Mixture of exposed and concealed fast response sprinkler heads are used. The building is classified as a Section 20 building.

Note – While the services within the ceiling zone are reserved out of the demise it is anticipated that they may be altered by the Tenant subject to Licence. For the avoidance of doubt, any such alterations will be subject to reinstatement to the Category A, open plan configuration.

1.14	Small Power Supplies	Will be by the tenant from the distribution boards within Core 3 & 6 risers.

1.15	Balconies	At sixth floor level, external balconies formed with an inverted type weatherproof covering are provided between Cores 3 & 4; 4 & 5; and 5 & 6. Internal balconies are contained within the atrium opposite Cores 4 & 5.

END

FLOOR PLANS

SERVICES DRAWINGS

SIGNED as a DEED by BILLINGFORD INVESTMENTS LIMITED acting by a director and its Secretary or by two directors	) ) ) )	/s/ Billingford Investments Limited

SIGNED as a DEED by BRAISEWORTH INVESTMENTS LIMITED acting by a director and its Secretary or by two directors	) ) ) )	/s/ Braiseworth Investments Limited